Exhibit 23(b)

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Redwood Empire Bancorp:

We consent to the use of our report dated January 9, 2004, with respect to the consolidated balance sheets of Redwood Empire Bancorp and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, included in Redwood Empire Bancorp ‘s annual report on Form 10-K for the year ended December 31, 2003, which is included or incorporated by reference herein, and to the reference to our firm under the caption “Experts” in the Proxy Statement/ Prospectus.

/s/ Crowe Chizek and Company LLC

South Bend, Indiana
October 12, 2004